Exhibit 99.2

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

TOYS “R” US, INC.

Offer to Purchase for Cash

and Solicitation of Consents for

Amendments to the Indenture

Relating to the 8 3/4% Debentures due September 1, 2021 of Toys “R” Us, Inc. and Toys “R” Us-Delaware, Inc.

CUSIP NO. 892335AC4

The Offer will expire at 5:00 p.m., New York City time, on June 27, 2005, unless extended or earlier terminated (such date and time, as the same may be extended, the “Expiration Time”) . Holders must validly tender (and not validly withdraw) the Debentures (as defined herein) prior to the Expiration Time to receive the Tender Offer Consideration (as defined herein).

The Consent Payment Deadline (i.e., the time by which Holders must tender the Debentures in order to be eligible to receive the Total Consideration, a portion of which will constitute the Consent Payment (each as defined herein)), will be 5:00 p.m., New York City time, on June 10, 2005, unless extended or earlier terminated.

The deadline for withdrawals of Debentures is 11:59 p.m., New York City time, on June 10, 2005, unless extended by the Company in its sole discretion.

Toys “R” Us, Inc. (the “Company”), a corporation organized under the laws of the State of Delaware, hereby offers to purchase for cash (the “Tender Offer”) any and all of the outstanding $200,000,000 aggregate principal amount of 8 3/4% Debentures due September 1, 2021 (the “Debentures”) of the Company and Toys “R” Us-Delaware, Inc., upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (this “Offer to Purchase”).

Tender Offer Consideration. Upon the terms and subject to the conditions set forth in this Offer to Purchase, holders that validly tender and do not validly withdraw their Debentures will be entitled to receive $950 (the “Tender Offer Consideration”) for each $1,000 principal amount of the Debentures, together with accrued and unpaid interest on their Debentures to, but excluding, the Settlement Date.

In conjunction with the Tender Offer, and on the terms and conditions set forth in this Offer to Purchase, the Company is also soliciting (the “Solicitation”) consents (the “Consents”) to the adoption of proposed amendments (the “Amendments”) to that certain Indenture dated as of August 29, 1991, between Toys “R” Us-Delaware, Inc., as the issuer (then known as Toys “R” Us, Inc.) and United Jersey Bank, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of January 1, 1996 (as so supplemented, the “Indenture”), among the Company, Toys “R” Us-Delaware, Inc., and United Jersey Bank, as trustee, and to the execution by the Company, Toys “R” Us-Delaware, Inc., a corporation organized under the laws of the State of Delaware (a wholly-owned subsidiary of Toys “R” Us, Inc.), the original issuer and a co-obligor under the Debentures, and The Bank of New York, as the successor trustee under the Indenture (the “Trustee”) of a supplemental indenture effecting the Amendments (the “Supplemental Indenture”). A Holder tendering Debentures pursuant to the Tender Offer will, by tendering such Debentures, be deemed to have delivered its Consent to the Amendments with respect to those Debentures. A Holder may not consent to the Amendments with respect to any Debentures without validly tendering such Debentures pursuant to the Tender Offer and may not revoke Consents with respect to the Debentures without validly withdrawing from the Tender Offer the previously tendered Debentures before the execution of the Supplemental Indenture. See “Procedure for Tendering Securities and Delivering Consents” and “Withdrawal of Tenders (and Revocation of Consents).”

Total Consideration. Holders of Debentures that validly tender prior to the Consent Payment Deadline and do not validly withdraw their Debentures, if accepted for payment by the Company, will, upon the terms and subject to the conditions set forth in this Offer to Purchase, receive total consideration for each $1,000 principal amount of Debentures of $980 (the “Total Consideration”), which amount is the sum of the Tender Offer Consideration of $950 and a consent payment of $30 (the “Consent Payment”) for each $1,000 principal amount of the Debentures, together with accrued and unpaid interest on the Debentures to, but excluding, the Settlement Date. Holders of Debentures that validly tender their Debentures after the Consent Payment Deadline and prior to the Expiration Time and do not validly withdraw them, if accepted for payment by the Company, will receive the Tender Offer Consideration, but will not receive the Consent Payment. In each case, Holders that validly tender and do not validly withdraw their Debentures, if accepted for payment by the Company, will receive accrued and unpaid interest on their Debentures to, but excluding, the Settlement Date. The “Settlement Date” is the date that the Company will pay the Tender Offer Consideration or the Total Consideration, as applicable, in respect of any Debentures validly tendered and not validly withdrawn, if accepted for payment by the Company. The Settlement Date is expected to be the first business day following the day on which the Expiration Time occurs or promptly thereafter. No tenders will be valid if submitted after the Expiration Time.

The Offer is conditioned on, among other things, the Minimum Tender Condition (as defined herein). See “Conditions to the Tender Offer.”

The Tender Offer and the related Solicitation, as they may be amended from time to time, are referred to herein collectively as the “Offer.” Debentures purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date.

THIS OFFER TO PURCHASE AND THE RELATED DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE A DECISION IS MADE WITH RESPECT TO THE OFFER. NONE OF THE COMPANY, ANY DIRECTOR, OFFICER OR OTHER AFFILIATE OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION IN CONNECTION WITH THE OFFER. EACH HOLDER MUST MAKES ITS OWN DECISION AS TO WHETHER TO TENDER ITS DEBENTURES AND, IF SO, THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE TENDERED.

The Dealer Manager for the Offer and Solicitation Agent for the Solicitation is:

CREDIT SUISSE FIRST BOSTON

May 27, 2005

IMPORTANT NOTICE TO HOLDERS

Any holder or beneficial owner of Debentures (“Holder”) who holds the Debentures in book-entry form desiring to tender Debentures must request the Holder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction or tender through The Depository Trust Company (“DTC”) pursuant to DTC’s Automated Tender Offer Program (“ATOP”).

Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at one of its telephone numbers set forth on the last page of this Offer to Purchase. A Holder may also contact the Dealer Manager and Solicitation Agent at one of the telephone numbers set forth on the last page of this Offer to Purchase or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

No person has been authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase and related documents do not constitute an offer to buy or the solicitation of an offer to sell Debentures or a solicitation of Consents in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by the Dealer Manager and Solicitation Agent or one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Debentures shall, under any circumstances, create any implication that the information contained herein or therein is current as of any time subsequent to the date of such information or that there has been no change in the information set forth herein or therein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or thereof.

This Offer to Purchase has not been filed with or reviewed by the Securities and Exchange Commission or any federal or state securities commission or regulatory authority of any country, nor has any such commission or authority passed upon the accuracy or adequacy of this Offer to Purchase or the merits or fairness of the transactions described herein. Any representation to the contrary is unlawful and may be a criminal offense.

Recipients of this Offer to Purchase and the accompanying materials should not construe the contents hereof or thereof as legal, business or tax advice. Each Holder should consult his, her or its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Offer.

Holders of Debentures should take note of the following dates in connection with the Offer:

Date	Calendar Date	Event
Consent Payment Deadline	5:00 p.m., New York City time on June 10, 2005, unless extended or earlier terminated by the Company.	The last day for Holders to validly tender Debentures in order to qualify for the Consent Payment.

Withdrawal Deadline	11:59 p.m., New York City time, on June 10, 2005, unless extended by the Company in its sole discretion.	The last day for Holders to validly withdraw tendered Debentures, except as described under the caption “Withdrawal of Tenders (and Revocation of Consents)”. A valid withdrawal of Debentures will result in the Holder not being eligible to receive either the Total Consideration or the Tender Offer Consideration, as applicable, and, if accomplished prior to the time that the Supplemental Indenture is executed, will result in a revocation of the Holder’s Consent with respect to such Debentures. The Company expects to execute the Supplemental Indenture, together with the Trustee and Toys “R” Us-Delaware, Inc., on or promptly after the Consent Payment Deadline if the Requisite Consents have been obtained.

Expiration Time	5:00 p.m., New York City time on June 27, 2005, unless extended or earlier terminated by the Company.	The last day for Holders to tender Debentures pursuant to the Offer.

Settlement Date	The first business day following the day on which the Expiration Time occurs, or promptly thereafter.	The Company deposits with the Depositary the amount of cash necessary to pay each tendering Holder the Total Consideration or the Tender Offer Consideration, as applicable, plus accrued and unpaid interest on the Debentures accepted for payment to, but excluding, the Settlement Date.

The Company retains the right to extend the Offer, if necessary, so that the Expiration Time occurs upon or shortly after the satisfaction of the conditions to the Offer. See “Conditions to the Offer.”

Subject to applicable securities laws and the terms set forth in this Offer to Purchase, the Company reserves the right, in its sole discretion, at any time, regardless of whether such conditions shall have been satisfied prior to the Expiration Time, (1) to waive any and all conditions to the Offer, (2) to extend the Consent Payment Deadline or the Expiration Time and thereby delay acceptance for payment of, and the payment for, the Debentures, (3) to modify or terminate the Offer, or (4) to otherwise amend the Offer in any respect. In the event that the Offer is withdrawn or otherwise not completed, neither the Tender Offer Consideration nor the Total Consideration, as applicable, will be paid or become payable to the Holders of Debentures that have validly tendered and not validly withdrawn their Debentures in connection with the Offer.

ii

SUMMARY OF THE OFFER

The following summary is provided solely for the convenience of the Holders of the Debentures. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and any related amendments or supplements. The Holders of the Debentures are urged to read this Offer to Purchase in its entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Company:	Toys “R” Us, Inc., a Delaware corporation.

Debentures:	8 3/4% Debentures due September 1, 2021 of which the Company and its subsidiary, Toys “R” Us-Delaware, Inc., are co-obligors and of which Toys “R” Us-Delaware, Inc. was the original issuer. The Debentures are governed by the indenture, dated as of August 29, 1991, between Toys “R” Us-Delaware, Inc., as the issuer (then known as Toys “R” Us, Inc.) and United Jersey Bank, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of January 1, 1996, among the Company, Toys “R” Us-Delaware, Inc., and United Jersey Bank, as trustee.

The Merger:

On March 17, 2005, the Company announced that it had entered into an agreement and plan of merger (the “Merger Agreement”) with Global Toys Acquisition, LLC and Global Toys Acquisition Merger Sub, Inc., which are entities directly and indirectly owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., and Vornado Realty Trust. The Merger Agreement contemplates that Global Toys Acquisition Merger Sub, Inc. will be merged with and into the Company and that each outstanding share of the Company’s common stock will be converted into the right to receive $26.75 in cash, without interest.

The Company’s definitive proxy statement in connection with the Merger was mailed to the Company’s stockholders on May 23, 2005, and the stockholders’ meeting to approve the Merger is scheduled to occur on June 23, 2005. The Company currently expects that the Merger will close by the end of July 2005; however, there can be no assurance that the Merger will be completed.

Parent’s current plans for financing the Merger are described under “The Company—Indebtedness” below.

The Merger is not conditioned in any way on completion of the Offer and the Offer is not conditioned in any way on completion of the Merger.

Purpose of Offer:	The purpose of the Offer is to acquire the Debentures, which currently have the highest coupon of the Company’s long-term debt, and obtain Consents from Holders to the adoption of the Amendments to the Indenture. The Amendments are being sought in order to enhance the Company’s flexibility to optimize its structure and financing.

Tender Offer and Consent Solicitation:

The Company hereby offers to purchase for cash any and all of the outstanding Debentures, upon the terms and subject to the conditions set forth herein. The Company is also soliciting Consents to the Amendments to the Indenture. A Holder that validly tenders its Debentures pursuant to the Offer will be deemed to have delivered its Consent to the Amendments to the Indenture. A Holder may not consent to the Amendments to the Indenture without tendering its Debentures pursuant to the Offer.

The Tender Offer Consideration is $950 per $1,000 principal amount of the Debentures.

The Consent Payment is $30 per $1,000 principal amount of the Debentures.

Procedure For Tendering Securities and Delivering Consents:	The procedures for validly tendering your Debentures are set forth under the Section “Procedure For Tendering Securities and Delivering Consents.”

Total Consideration:	Holders that validly tender their Debentures prior to the Consent Payment Deadline and do not validly withdraw them will, if the Debentures are accepted for payment, receive the Total Consideration, which amount consists of the Tender Offer Consideration plus the Consent Payment, together with accrued and unpaid interest on their Debentures to, but excluding, the Settlement Date.

Tender Offer Consideration:	Holders who validly tender their Debentures after the Consent Payment Deadline and prior to the Expiration Time, and do not validly withdraw their Debentures will, if the Debentures are accepted for payment, receive only the Tender Offer Consideration, together with accrued and unpaid interest on their Debentures to, but excluding, the Settlement Date.

Consent Payment:	The Consent Payment will be paid only as part of the Total Consideration for Debentures validly tendered and not validly withdrawn prior to the Consent Payment Deadline and purchased subject to the terms and conditions of the Offer.

Withdrawal Deadline:	The deadline for withdrawals of Debentures is 11:59 p.m., New York City time, on June 10, 2005, unless extended by the Company in its sole discretion. The Company may extend the Expiration Time without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of holders.

Consent Payment Deadline:	The Consent Payment Deadline (i.e., the time by which Holders must tender their Debentures in order to be eligible to receive the Total Consideration) will be 5:00 p.m., New York City time, on June 10, 2005, unless extended or earlier terminated by the Company in its sole discretion.

Expiration Time:	The Offer will expire at 5:00 p.m. New York City time, on June 27, 2005, which time and date are referred to as the “Expiration Time”, unless extended or earlier terminated by the Company in its sole discretion. If the Expiration Time is extended, the Company will issue a public announcement (in the form of a press release) no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time setting forth a new time and date for the Expiration Time.

The Amendments:

If the Amendments become operative, substantially all of the restrictive covenants in the Indenture and certain events of default and related provisions in the Indenture will be eliminated or modified. The proposed Amendments include eliminating: the covenant regarding limitations on liens, the covenant regarding limitations on sale and leaseback transactions, certain conditions to transferring and conveying assets and certain events of default. See “The Amendments.”

The Amendments relating to the Debentures will be set forth in the Supplemental Indenture that will be executed by the Company, Toys “R” Us-Delaware, Inc., a subsidiary of the Company and the original issuer and a co-obligor of the Debentures, and the Trustee, promptly following receipt of Consents from holders of record as of the Consent Payment Deadline of a majority in principal amount of the outstanding Debentures (the “Requisite Consents”). However, the Supplemental Indenture will provide that the applicable Amendments will not become operative unless and until validly tendered (and not validly withdrawn) Debentures are accepted for payment pursuant to the Offer. If the Amendments become operative, the Holders, including non-tendering Holders, will be bound by the terms of the Supplemental Indenture. If the Company fails to obtain the Requisite Consents or any other conditions to the Offer are not satisfied or waived, the related Amendments will not become operative and the Debentures will continue to be subject to the terms and conditions of the Indenture. See “Conditions to the Offer.”

Withdrawal Rights and Revocation of Consents:	Tenders of Debentures may be withdrawn at any time before the Withdrawal Deadline by following the procedures described in this Offer to Purchase. A valid withdrawal of tendered Debentures before the Supplemental Indenture is executed shall be deemed a valid revocation of the related Consents. Tenders of Debentures previously made may not be withdrawn after the Withdrawal Deadline and Consents previously delivered may not be revoked after the Supplemental Indenture is executed, except in limited circumstances. By delivering a Consent pursuant to the terms of the Offer, the Holder of the Debentures thereby agrees that the tender of Debentures may not be withdrawn after the Withdrawal Deadline and Consents may not be revoked after the Supplemental Indenture is executed. See “Withdrawal of Tenders (and Revocation of Consents).”

Conditions to the Offer:	The Offer is conditioned upon, among other things:

• satisfaction of the Minimum Tender Condition; and

• satisfaction of the General Conditions.

If any of the above conditions to the Offer is not satisfied, the Company may delay the acceptance for payment of any tendered Debentures, and may terminate, extend or amend the Offer, in each event subject to Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Conditions to the Offer.”

Settlement:	Debentures purchased pursuant to the Offer will be paid for in same-day funds on the Settlement Date, which is expected to be the first business day following the day on which the Expiration Time occurs or promptly thereafter.

Certain Tax Considerations:	Holders should consider certain U.S. federal income tax consequences of the Tender Offer and the Solicitation. See “Certain U.S. Federal Income Tax Consequences.”

Dealer Manager and Solicitation Agent:	Credit Suisse First Boston

Information Agent:	Georgeson Shareholder Communications Inc.

Depositary:	The Bank of New York

Further Information:	Additional copies of this Offer to Purchase and any other documents related to the Offer may be obtained by contacting the Information Agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

THE COMPANY

Toys “R” Us, Inc.

Toys “R” Us is one of the leading specialty toy retailers in the world. As of May 21, 2005, it sold merchandise through 1,510 stores, including 680 toy stores in the United States and 611 international toy stores, including licensed and franchise stores, as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com. Babies “R” Us, a division of Toys “R” Us, is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 219 stores in the United States as well as on the Internet at www.babiesrus.com.

Toys “R” Us-Delaware, Inc.

Toys “R” Us-Delaware, Inc. operates the Toys “R” Us and Babies “R” Us stores in most states in the United States. In addition, it owns or leases the property for those stores and also is the employer for the employees of those stores. As of January 29, 2005, Toys “R” Us-Delaware, Inc. owned approximately 41% of the consolidated assets of Toys “R” Us, Inc.

As a result of the contemplated financing of the Merger referred to below, Parent has advised us that Toys “R” Us and Toys “R” Us-Delaware, Inc. will increase substantially the amount of their debt. See “Indebtedness” and “Risks To Non-Tendering Holders; Special Considerations—Significant Increases in Indebtedness.”

For more information regarding the Company, see “Available Information” and “Incorporation by Reference.”

Merger Agreement

On March 17, 2005, the Company announced that it had entered into an agreement and plan of merger dated March 17, 2005 (the “Merger Agreement”) with Global Toys Acquisition, LLC (“Parent”) and Global Toys Acquisition Merger Sub, Inc. (“Acquisition Sub”), which are entities directly and indirectly owned by an investment group consisting of entities advised by or affiliated with Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co., and Vornado Realty Trust (collectively, the “Sponsors”). The Merger Agreement contemplates that Acquisition Sub will be merged with and into the Company and that each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $26.75 per share in cash, without interest subject to the terms and conditions of the Merger Agreement. The transactions contemplated by the Merger Agreement are collectively referred to herein as the “Merger.”

The Company’s definitive proxy statement in connection with the Merger was mailed to the Company’s stockholders on May 23, 2005, and the stockholders’ meeting to approve the Merger is scheduled to occur on June 23, 2005. The Company currently expects that the Merger will close by the end of July 2005; however, there can be no assurance that the Merger will be completed.

Consummation of the Merger is subject to various customary conditions, including adoption of the Merger Agreement by the Company’s stockholders, receipt of debt financing by Parent, the absence of certain legal impediments to the consummation of the Merger and the receipt of certain regulatory approvals.

The Merger is not conditioned in any way on completion of the Offer and the Offer is not conditioned in any way on completion of the Merger. See “Conditions to the Offer.”

Indebtedness

The Parent currently expects that there will be an aggregate of approximately $6 billion in existing and new debt outstanding at closing of the Merger, broken down by category in the following approximate amounts assuming that all of the Debentures are tendered and accepted for payment:

•	$1.3 billion of drawings from debt issued or guaranteed by, and secured by all or substantially all of the assets of, the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries) and the Company’s Canadian subsidiaries, other than (i) certain intellectual property (including any subsidiary whose primary asset is intellectual property), (ii) certain real estate and (iii) any U.S. holding company of the Company’s international subsidiaries. The amount of debt secured by domestic real estate or the stock of domestic subsidiaries will be no more than the amount permitted by the indentures relating to the Company’s public debt.

•	$2.0 billion from unsecured debt that will be borrowed by certain of the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc.). At closing of the Merger, the Parent anticipates that all of that $2.0 billion amount will have the benefit of guarantees from a guarantor group that includes certain of the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries but excluding any U.S. holding company of the Company’s international subsidiaries). The Parent is investigating the possibility that at or after closing of the Merger, about $0.9 billion to $1.1 billion of that $2.0 billion amount may be replaced by loans to one or more newly formed subsidiaries to which the domestic real estate not securing any debt (including unencumbered real estate owned by Toys “R” Us-Delaware, Inc.) would be transferred. In addition, about $350 million to $450 million of that $2.0 billion amount may be replaced by loans secured by intellectual property held by one of the Company’s subsidiaries. Any remaining amounts under the bridge facility may be refunded by a high yield offering of notes issued or guaranteed by Toys “R” Us-Delaware, Inc. at some time after the closing of the Merger.

•	$1.0 billion from secured debt issued by international subsidiaries of the Company.

•	$1.6 billion of existing indebtedness owed by the Company and not guaranteed by any of its subsidiaries.

However, the Parent is currently in the process of documenting the borrowings required to finance the Merger and related transaction expenses and reserves the right in its sole discretion to raise funds in a manner substantially different from that described above. The Parent expects that the new debt used to finance the Merger and related transaction expenses will contain a variety of restrictive covenants that may adversely affect the ability of the Company and Toys “R” Us-Delaware, Inc. to service their indebtedness or operate their businesses.

Commitment Letters

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, which are subject to customary conditions. The financing under these commitments is not conditioned in any way on completion of the Offer.

In connection with the execution and delivery of the Merger Agreement, Parent obtained commitments to provide approximately $6.2 billion in debt financing (not all of which is expected to be drawn at closing) consisting of (a) a $2.85 billion U.S. asset-based debt facility (the “Asset-Based Facility”), (b) a $2.0 billion senior unsecured bridge facility (the “U.S. Bridge Facility”), (c) a $1.0 billion European bridge facility (the “European Bridge Facility”) and (d) a $350 million European working capital facility (the “European Working Capital Facility” and, together with the European Bridge Facility, the “European Facilities”). Parent expects to use these facilities, along with its equity commitments, or alternative financing to finance the cash being paid at closing of the Merger. The equity commitments are agreements from affiliates of the Sponsors to contribute, subject to the satisfaction of certain conditions, $1.2 billion of equity to Parent.

The following summary of the terms of the financings is a brief summary of the terms of the financings contemplated by the debt financing commitments referred to above, however, the Company and Parent reserve the right, in their sole discretion, to negotiate different terms in the definitive documentation for such debt financing or to obtain alternative sources of financing in a manner that is substantially different from what is described herein.

Following the Merger, the Asset-Based Facility, the U.S. Bridge Facility and any alternative Merger financing may be replaced, in whole or in part, with other financing arrangements. Such financing arrangements could be incurred or guaranteed by one or more of the Company’s subsidiaries (including Toys “R” Us-Delaware, Inc. and certain of its subsidiaries). Both secured and unsecured facilities may be available and utilized for such financing arrangements and could take any number of forms, including, for example, one or any combination of, sale/leaseback transactions, asset sales, and special purpose real estate financing vehicles involving the Company and/or one or more of its subsidiaries (including Toys “R” Us-Delaware, Inc. and its subsidiaries), senior or subordinated debt offerings, equity offerings of certain divisions, including Babies “R” Us, and financing secured by royalty fees paid by licensees and franchises.

Asset-Based Facility

The Parent currently anticipates that about $1.3 billion would be borrowed under the Asset-Based Facility at closing of the Merger, though the Parent is currently investigating the possibility that $750 million to $850 million of borrowings anticipated to be secured by real estate under the Asset-Based Facility may instead be borrowed under a separate real estate facility. Borrowings under the Asset-Based Facility will be incurred by the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries) and its Canadian subsidiaries, will take the form of a domestic revolver and a subline in an amount to be agreed upon to be available in U.S. Dollars or Canadian dollars, and will be limited to a borrowing base which will be calculated periodically based on specified percentages of the value of eligible inventory, eligible credit card accounts receivable and eligible real estate, subject to certain reserves and other adjustments.

Collateral and Guarantees

The loans and other obligations under the Asset-Based Facility are expected to be guaranteed by certain U.S. and Canadian subsidiaries of the Company (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries).

Obligations under the Asset-Based Facility and the guarantees thereunder are expected to be secured by all or substantially all of the assets of, the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries) and the Company’s Canadian subsidiaries, other than (i) certain intellectual property (including any subsidiary whose primary asset is intellectual property), (ii) certain real estate and (iii) any U.S. holding company of the Company’s international subsidiaries. The amount of debt secured by domestic real estate or the stock of domestic subsidiaries will be no more than the amount permitted by the indentures relating to the Company’s public debt.

The mortgage documentation is not required to be completed by closing in order to borrow up to $725 million against the value of the real estate. At or prior to closing, up to $725 million of the Asset-Based Facility may be transferred to the U.S. Bridge Facility, subject to certain conditions.

Interest and Fees

The revolving borrowings are expected to bear interest at a rate per annum, which may be either:

•	A prime rate, defined as the rate of interest established by the bank as its prime rate, plus a margin to be agreed upon; or

•	A Eurodollar rate, plus a margin to be agreed upon.

The lenders may charge a commitment fee based on the averaged daily undrawn amount of the Asset-Based Facility, payable quarterly.

Repayments; Prepayments

The Asset-Based Facility will terminate, and all amounts outstanding thereunder will be due and payable, in 2010.

Voluntary prepayments of principal outstanding under the Asset-Based Facility will be permitted at any time in whole or in part without penalty or premium. Mandatory prepayments of principal outstanding under the Asset-Based Facility may be required under certain circumstances, including certain asset sales and receipt of certain insurance proceeds.

Conditions

The Asset-Based Facility commitments will be conditioned on the Merger being consummated by October 31, 2005, as well as other customary conditions, including the absence of a material adverse change at the Company, the creation of security interests, the execution of satisfactory definitive documentation, receipt of at least $1.2 billion (in the aggregate) in equity or junior capital from equity investors, including affiliates of the Sponsors, receipt of certain proceeds from the U.S. Bridge Facility and the European Bridge Facility or alternate financing sources, receipt of all required consents and approvals, the absence of any material amendments or waivers to the Merger Agreement to the extent materially adverse to the lenders, which have not been approved by the lenders, and the absence of any event of default.

Certain Covenants

The Asset-Based Facility is expected to contain certain financial covenants relating to minimum excess availability. In addition, the Asset-Based Facility is expected to contain certain covenants, which, among other things, will include restrictions on: the incurrence of additional indebtedness and guarantee obligations; liens, investments, loans, mergers and permitted acquisitions, asset divestitures, dividends and distributions, other restricted payments (including limitations on repayments of any bridge loan, rollover or permanent securities), and transactions with affiliates.

Events of Default

The Asset-Based Facility is expected to contain usual and customary events of default (subject to appropriate grace periods and baskets), including without limitation: nonpayment of interest and principal when due (subject to applicable grace periods); failure to comply with certain covenants; material inaccuracy of representations and warranties; certain events of insolvency and bankruptcy; cross default to material indebtedness; a change of control; adverse judgments; and ERISA defaults.

U.S. Bridge Facility

The Parent currently anticipates that about $2.0 billion would be borrowed by certain of the Company’s domestic subsidiaries (including Toys “R” Us-Delaware, Inc.) under the U.S. Bridge Facility at closing of the Merger, though the Parent is currently investigating the possibility that at or after closing of the Merger, about $0.9 billion to $1.1 billion of that $2.0 billion amount may be replaced by loans to one or more newly formed subsidiaries to which the domestic real estate not securing any debt (including unencumbered real estate owned by Toys “R” Us-Delaware, Inc.) would be transferred, and about $350 million to $450 million of that $2.0 billion amount may be replaced by loans secured by intellectual property held by one of the Company’s subsidiaries. Any remaining amounts under the U.S. Bridge Facility may be refunded by a high yield offering of notes issued or guaranteed by Toys “R” Us-Delaware, Inc. at some time after the closing of the Merger. The U.S. Bridge Facility will be reduced by the amount of Yen denominated debt outstanding at the time of closing of the Merger. The U.S. Bridge Facility will take the form of a term loan and will become obligations of certain U.S. subsidiaries of the Company (including Toys “R” Us-Delaware, Inc. and certain of its subsidiaries).

Guarantees

The loans and other obligations under the U.S. Bridge Facility are expected to be guaranteed by certain U.S. subsidiaries of the Company (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries).

Interest and Fees

The term borrowings under the U.S. Bridge Facility are expected to bear interest at a rate per annum, equal to a three-month Eurodollar rate plus a margin to be agreed upon.

Repayments; Prepayments

The U.S. Bridge Facility will terminate, and all amounts outstanding thereunder will be due and payable, twelve months from the closing date, subject to an automatic extension for an additional six years, subject to satisfaction of certain conditions.

Voluntary prepayments of principal outstanding under the U.S. Bridge Facility will be permitted at any time in whole or in part without penalty or premium, upon written notice, together with accrued interest to the prepayment date. In the event of a change of control, the lenders will be offered a prepayment of the outstanding principal amount of the loans under the U.S. Bridge Facility plus accrued and unpaid interest thereon to the date of prepayment. It is expected that amounts outstanding under the U.S. Bridge Facility will be required to be pre-paid in an amount equal to:

•	subject to certain exceptions, 100% of the net cash proceeds from the issuance of any debt of the borrower thereunder or any guarantor;

•	subject to certain exceptions, the net cash proceeds from the issuance of equity of or capital contributions to the borrower thereunder; and

•	subject to certain exceptions and to mandatory debt repayment of the Asset-Based Facility, the net cash proceeds from certain asset sales.

Conditions

The U.S. Bridge Facility commitments will be conditioned on the Merger being consummated by October 31, 2005, as well as other customary conditions, including the absence of a material adverse change at the Company, the execution of satisfactory definitive documentation, receipt of at least $1.2 billion (in the aggregate) in equity or junior capital from equity investors, including affiliates of the Sponsors, receipt of certain proceeds from the Asset-Based Facility and the European Bridge Facility or alternative financing sources, receipt of all required consents and approvals, the absence of any material amendments or waivers to the Merger Agreement to the extent materially adverse to the lenders which have not been approved by the lenders and the absence of any event of default.

Certain Covenants

The U.S. Bridge Facility is expected to contain certain covenants, subject to certain exceptions, which, among other things, will include restrictions on: the incurrence of additional indebtedness and guarantee obligations, liens, investments, loans, mergers and permitted acquisitions, asset divestitures, dividends and distributions, other restricted payments, and transactions with affiliates.

Events of Default

The U.S Bridge Facility is expected to contain usual and customary events of default (subject to appropriate grace periods and baskets), including without limitation: nonpayment of interest and principal when due (subject to applicable grace periods); failure to comply with certain covenants; material inaccuracy of representations and warranties; certain events of insolvency and bankruptcy; cross default to material indebtedness; a change of control; adverse judgments; and ERISA defaults.

European Facilities

The Parent currently anticipates that about $1.0 billion would be borrowed under the European Facilities at closing of the Merger. The European Facilities will be the obligations of certain European subsidiaries of the Company, and are expected to be guaranteed by a U.S. subsidiary of the Company that is not a subsidiary of Toys “R” Us-Delaware, Inc. and certain European subsidiaries, to the extent legally possible. None of the borrowers or guarantors under the European Facilities are or will be subsidiaries of Toys “R” Us-Delaware, Inc. The European Facilities will initially be secured by a pledge of the assets (including stock) of the entities borrowing under the European Bridge Facility and, following closing, will be secured, to the extent legally possible and practicable, by a lien over substantially all of the assets of the borrowers and guarantors under the European Facilities. The European Facilities will be conditioned upon the execution of the definitive documentation by October 17, 2005. Initial borrowings under the European Bridge Facility will be subject only to limited conditions including the creation of security interests, the absence of payment default under the facility, the absence of a bankruptcy at Parent, the absence of a breach by Parent under certain material negative covenants and representations, the absence of any amendments or waivers to the Merger Agreement which are materially adverse to the interests of, and have not been approved by, the lenders, and the absence of a breach by the Company with respect to certain undertakings in respect of the Merger. Borrowings under the European Working Capital Facility will also be subject to customary conditions such as the absence of a material adverse change at the Company.

The Merger and the financing transactions referred to immediately above are collectively referred to as the “Transactions.”

DESCRIPTION OF THE DEBENTURES

The following description sets forth certain terms of the Debentures and the Indenture. This description is not complete and is qualified in its entirety by the Indenture described below. Copies of the Indenture are available for inspection at the principal offices of the Trustee.

The Debentures were issued by Toys “R” Us-Delaware, Inc. pursuant to an indenture, dated as of August 29, 1991, between Toys “R” Us-Delaware, Inc., as the issuer (then known as Toys “R” Us, Inc.) and United Jersey Bank, as trustee. In connection with an Agreement and Plan of Merger, dated as of December 8, 1995, the Company executed the First Supplemental Indenture thereto dated as of January 1, 1996 (as so supplemented, the “Indenture”), among the Company, Toys “R” Us-Delaware, Inc., and United Jersey Bank, as trustee, pursuant to which the Company became a co-obligor of the Debentures. The Bank of New York became the successor trustee (the “Trustee”) for the Debentures. The maturity date of the Debentures is September 1, 2021.

The Indenture permits the Company and the Trustee, with the consent of holders of at least a majority in principal amount of the outstanding Debentures, to enter into a supplemental indenture for the purpose of changing in any manner or eliminating any of the provisions of the Indenture, except for certain changes that require the consent of each Holder affected thereby.

PURPOSE OF THE OFFER

The purpose of the Offer is to acquire the Debentures, which currently have the highest coupon of the Company’s outstanding long-term debt, and obtain Consents from Holders to the adoption of the Amendments to the Indenture. The Amendments are being sought in order to enhance the Company’s flexibility to optimize its structure and financing. See “The Company—Indebtedness” and “The Amendments.”

The Merger is not conditioned in any way on completion of the Offer and the Offer is not conditioned in any way on completion of the Merger.

The Company expects to pay the Tender Offer Consideration and the Total Consideration with cash on hand.

The Supplemental Indenture is expected to be executed promptly following receipt of the Requisite Consents relating to the Debentures, but the proposed Amendments will not become operative unless and until validly tendered (and not validly withdrawn) Debentures are accepted for payment pursuant to the Offer.

PROCEDURE FOR TENDERING SECURITIES AND DELIVERING CONSENTS

How to Tender Existing Debentures and Deliver Consents. Any Holder should contact its broker, dealer, bank, trust company, or other nominee that hold the Debentures on its behalf promptly and instruct such nominee to submit instructions on such Holder’s behalf. Please check with your nominee to determine its procedure.

Procedures to be Followed by Brokers, Dealers, Banks, Trust Companies and Other Nominees; Tender Through ATOP. The Depositary and DTC have confirmed that the Offer is eligible for ATOP. Accordingly, the Depositary will establish one or more accounts on behalf of the Company with respect to the Debentures at DTC promptly after the date of this Offer to Purchase. ATOP allows a financial institution that is a participant in DTC’s system to tender Debentures and deliver Consents by causing DTC to make an electronic book-entry transfer of Debentures into the account established by the Depositary and electronically deliver the Consents with respect to such Debentures. Debentures may be tendered and Consents may be delivered by (1) effecting a book-entry transfer of all Debentures to be tendered in the Offer into the account of the Depositary, at DTC, in accordance with DTC’s procedures for such transfer and (2) effecting an Agent’s Message.

“Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant (i) has received and agrees to be bound by this Offer to Purchase, including the representations and warranties set forth under “—Representations, Warranties and Undertakings,” and that the Company may enforce such agreement against such participant and (ii) consents to the Amendments and to the execution and delivery of the Supplemental Indenture as described in this Offer to Purchase.

DTC will authorize DTC participants for whom DTC or its nominee holds Debentures as of the record date (as set forth in a securities position listing of DTC as of the record date) to execute Consents with respect to such Debentures as if such participants were the holders of record of such Debentures as of the record date; accordingly, such participants shall be deemed for purposes hereof to be holders of record of such Debentures and Agent’s Messages transmitted by DTC shall be deemed to be valid Consents with respect to such Debentures.

Timely book-entry delivery requires receipt of a confirmation of a book-entry transfer into the Depositary’s account at DTC (a “Book-Entry Confirmation”) by the Depositary prior to the Consent Payment Deadline (in order to receive the Consent Payment) or the Expiration Time (in order to receive the Tender Offer Consideration). Although delivery of Debentures may be effected through book-entry transfer into the Depositary’s account at DTC, an Agent’s Message in connection with a book-entry transfer, together with any other required documents, must, in any case, be delivered or transmitted to and received by the Depositary at the address set forth on the back cover page of this Offer to Purchase (1) prior to the Consent Payment Deadline to receive the Consent Payment and (2) prior to the Expiration Time to receive the Tender Offer Consideration for tendered Debentures. Delivery will be deemed made only when actually received by the Depositary. Holders desiring to tender their Debentures on the date of the Consent Payment Deadline or the date of the Expiration Time must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. Delivery of such documents to DTC does not constitute delivery to the Depositary.

Interpretation. All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Debentures and revocation of corresponding Consents will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders and withdrawals of Debentures that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender or withdrawal of Debentures of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of other Holders. Tenders or withdrawals of Debentures will not be deemed to have been made until such defects or irregularities have been cured or waived. The Company’s interpretation of the terms and conditions of the Offer will be final and binding. None of the Company, the Dealer Manager and Solicitation Agent, the Information Agent, the Depositary, the Trustee or any other person will be under any duty to give notice of any defects or irregularities in tenders or consents or any notices of withdrawal or will incur any liability for failure to give any such notice.

No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by the Company in connection with the Offer under the terms of this Offer to Purchase or any other related documents. Holders must tender their Debentures in accordance with the procedures set forth above.

Representations, Warranties and Undertakings. A Holder that tenders Debentures pursuant to the Offer, acknowledges receipt of this Offer to Purchase and agrees to all of the terms and conditions herein, accepts the Offer and gives its consent to the Amendments in respect of the principal amount of Debentures tendered, and effective upon the acceptance for purchase of, and payment for, such Debentures tendered in accordance with the terms and subject to the conditions of the Offer, the tendering Holder sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Debentures tendered. Upon tendering Debentures, the tendering Holder irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of such Holder (with full knowledge that the Depositary also acts as the agent of the Company) with respect to such Debentures, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) present such Debentures for transfer of ownership on the books of the Company and on the account books maintained by DTC and (ii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Debentures in accordance with the terms and conditions of the Offer.

A Holder that tenders Debentures pursuant to this Offer to Purchase understands that tenders of Debentures (and subsequent acceptance of such tenders by the Company) pursuant to any of the procedures described in this Offer to Purchase will constitute a binding agreement between the such Holder and the Company upon the terms and subject to the conditions set forth herein. For purposes of the Offer, such Holder understands that all Debentures validly tendered (or defectively tendered Debentures if such defect has been waived by the Company in its sole discretion), and not validly withdrawn, pursuant to the Offer will be accepted for purchase and payment by the Company if, as and when the Company gives oral or written notice thereof to the Depositary and that Debentures may not be withdrawn or Consents revoked except in accordance with the procedures and conditions set forth in this Offer to Purchase.

By tendering Debentures pursuant to this Offer to Purchase, the Holder tendering Debentures represents and warrants that it has full power and authority to tender, sell, assign and transfer such Debentures, and that when such tendered Debentures are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. If a Holder has tendered Debentures, such Holder agrees that it will, upon request, execute and deliver any additional documents deemed by the Depositary or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures tendered.

By tendering Debentures pursuant to this Offer to Purchase, the Holder making such tender understands that notwithstanding any other provision of the Offer, the Company’s obligation to accept, and pay for, Debentures validly tendered (and not validly withdrawn) pursuant to the Offer is conditioned upon satisfaction of, or the Company’s waiver of, the conditions to the Offer set forth in the Offer to Purchase, and the Company expressly reserves the right, in its sole discretion, to terminate the Offer if any such conditions shall not have been satisfied or waived by the Company prior to the Expiration Time.

By tendering Debentures pursuant to this Offer to Purchase, the tendering Holder agrees and acknowledges that all authority conferred or agreed to be conferred by tendering Debentures pursuant to the Offer to Purchase shall not be affected by, and shall survive, the death or incapacity of such tendering Holder, and any obligation of the tendering Holder hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of such Holder.

WITHDRAWAL OF TENDERS (AND REVOCATION OF CONSENTS)

Debentures tendered pursuant to the Offer may be withdrawn at any time prior to the Withdrawal Deadline, but no consideration will be payable in respect of Debentures so withdrawn. A valid withdrawal of tendered Debentures prior to the execution of the Supplemental Indenture will constitute the concurrent valid revocation of the Consent and will be the only means of validly revoking the Consent. Consents previously delivered may not be revoked after the Supplemental Indenture is executed, except in limited circumstances. The Supplemental Indenture will be executed by the Company and the Trustee on or promptly after the Consent Payment Deadline if the Requisite Consents have been obtained. See “The Amendments” below.

Tenders of Debentures may not be withdrawn after the Withdrawal Deadline, unless the Company reduces the amount of the Tender Offer Consideration, the Consent Payment or the principal amount of Debentures subject to the Offer or is otherwise required by law to permit withdrawal. In such situations, previously tendered Debentures may be validly withdrawn until the expiration of ten business days after the date that notice of any such reduction or change is first published, sent or given to the Holders by the Company. In addition, tenders of Debentures may be validly withdrawn if the Offer is terminated by the Company without any Debentures being purchased. If the Offer is terminated without any Debentures being purchased thereunder, the Debentures validly tendered pursuant thereto will be promptly returned to the tendering Holders, whether or not such Holders have validly withdrawn such Debentures. The Company may extend the Expiration Time without extending the Withdrawal Deadline or otherwise reinstating withdrawal rights of holders.

For a withdrawal of Debentures to be valid and effective, the notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction (V.O.I.) Number, the name of the participant for whose account such Debentures were validly tendered and such participant’s account number at DTC to be credited with the withdrawn Debentures;

•	contain a description of Debentures to be withdrawn (including the principal amount to be withdrawn); and

•	be submitted through ATOP by such participant in the same manner as the applicable Agent’s Message, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Debentures.

Withdrawal of tenders of Debentures may not be rescinded, and any Debentures validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Validly withdrawn Debentures may, however, be retendered by again following one of the procedures described in “Procedure for Tendering Securities and Delivering Consents” above at any time prior to the Consent Payment Deadline or the Expiration Time, as the case may be.

Withdrawals of Debentures and revocation of Consents can only be accomplished in accordance with the foregoing procedures. See “Procedure for Tendering Securities and Delivering Consents—Interpretation” for additional information regarding the validity and eligibility of a withdrawal of Debentures and a revocation of Consents.

RISKS TO NON-TENDERING HOLDERS; SPECIAL CONSIDERATIONS

None of the Company, its board of directors, or any officer or other affiliate of the Company makes any recommendation as to whether a Holder should tender or refrain from tendering any or all of its Debentures and none of the Company, its board of directors, or any officer or other affiliate of the Company has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer to Purchase, consult with their own investment, legal, business and tax advisors and make their own decision whether to tender Debentures. In deciding whether to participate in the Offer, you should carefully consider the following, in addition to the other information contained in this Offer to Purchase.

Adverse Effect of the Proposed Amendments on Holders Who Do Not Tender

The successful completion of the Offer may have material adverse consequences to Holders of Debentures not tendered and accepted in the Offer. If the Amendments are adopted and the Offer is consummated, Debentures that are not validly tendered, are withdrawn or that are not accepted for purchase and payment, pursuant to the Offer will remain outstanding but will be subject to the terms of the Indenture, as modified by the Supplemental Indenture, as described under “The Amendments.”

The Amendments are intended to, among other things, eliminate the limitations on liens, the limitations on sale and leaseback transactions, certain conditions to transferring and conveying assets, and certain events of default. The modifications of the Indenture that will be effected by the adoption of the Amendments may permit the Company to take actions that could materially increase the risks faced by Holders of Debentures or that could otherwise be materially adverse to the interests of Holders of Debentures. Without taking into account other factors affecting the Debentures, the adoption of the Amendments may have a material adverse effect on the value of any Debentures that remain outstanding after the consummation of the Offer. See “The Amendments.”

Adverse Effect on the Trading Market, the Market Price and Price Volatility of Debentures Not Tendered and Accepted in the Offer

To the extent that Debentures are validly tendered and are accepted in the Offer, the outstanding principal amount of Debentures will be reduced. Any debt security with a smaller outstanding principal amount available for trading, commonly referred to as the “float,” may experience less liquidity, more price volatility and generally lower prices than would a comparable debt security with a greater float. Therefore, the market price for Debentures not validly tendered, validly withdrawn or not purchased may be affected adversely to the extent the principal amount of Debentures tendered and purchased pursuant to the Offer reduces the float of the Debentures. In addition, upon the effectiveness of the Amendments, specific covenants will be eliminated, which may adversely affect the market price for the Debentures.

The Company cannot assure you that an active market, or that any trading market, in the Debentures will exist and that you will be able to find willing buyers for your Debentures, or give you any assurance as to the price or prices at which the Debentures may trade after the consummation of the Offer. The extent of the market for outstanding Debentures following consummation of the Offer will depend, among other factors, upon the number of Holders that remain at such time and the interest in maintaining a market in the Debentures on the part of securities firms.

Subsequent Repurchases of Debentures

The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Debentures that remain outstanding after the Expiration Time through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, on terms that may or may not be equal to the applicable Consent Payment or the Tender Offer Consideration and could be for cash or other consideration, or to exercise any of its rights under the Indenture.

Significant Increase in Indebtedness

Assuming that the Transactions are consummated, the Company expects to experience a significant increase in its long-term indebtedness, including indebtedness at its subsidiary, Toys “R” Us-Delaware, Inc., the original issuer and a co-obligor of the Debentures, and its other subsidiaries. The high degree of leverage of Toys “R” Us-Delaware, Inc. and the Company may, among other things, make it more difficult for them to make payments on the Debentures, limit their ability to obtain additional financing for working capital, capital expenditures and other general corporate purposes and limit their use of cash flows from operations for their operations, capital expenditures and future business opportunities. There can be no assurance that the businesses of the Company and Toys “R” Us-Delaware, Inc. will be able to generate sufficient cash flows from operations to meet debt service obligations, as they are subject to general economic, business, financial, competitive and other factors beyond the control of the Company and Toys “R” Us-Delaware, Inc. Such indebtedness has important consequences, including limiting the ability of the Company and Toys “R” Us-Delaware, Inc. to invest operating cash flow, expand their businesses, capitalize on business opportunities and to react to competitive pressures, because they must dedicate a substantial portion of these cash flows to service their debt. In addition, the Company and Toys “R” Us-Delaware, Inc. could be unable to refinance or obtain additional financing because of market conditions, their high levels of debt and the debt restrictions expected to be included in the debt instruments contemplated by Parent. Any of this new indebtedness may contain restrictive covenants, which may adversely affect the ability of the Company and Toys “R” Us-Delaware, Inc. to service their existing indebtedness or operate their businesses.

Subordination of Obligations on Debentures

Parent has advised us that all of the new indebtedness to be incurred in connection with the Merger will be incurred by the Company’s subsidiaries, including Toys “R” Us-Delaware, Inc. (which is a co-obligor under the Debentures) and certain subsidiaries of Toys “R” Us-Delaware, Inc. Toys “R” Us, Inc. is a holding company and conducts all of its operations through subsidiaries, and thus the Company’s ability to meet its obligations under the Debentures will be dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to the Company. The rights of the Company and Toys “R” Us-Delaware, Inc. to participate as an equity holders in any distribution of assets of their subsidiaries (and thus the ability of holders of the Debentures as creditors of the Company and Toys “R” Us-Delaware, Inc. to benefit from such distribution) is junior to creditors of those subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities and any guarantee holders. In the event of our liquidation or reorganization, holders of existing indebtedness of the Company or Toys “R” Us-Delaware, Inc. will generally have a junior position to claims of creditors of those subsidiaries with respect to the assets and cash flows of those subsidiaries. In addition, any payment of dividends, distributions, loans or advances by such subsidiaries to the Company and Toys “R” Us-Delaware, Inc. could be subject to contractual restrictions, including restrictive covenants that may be included in the new indebtedness.

Parent has advised us that some or all of the new financing to be incurred in connection with the proposed Merger will be secured by assets of the Company and its subsidiaries (including Toys “R” Us-Delaware, Inc. and its subsidiaries). Thus, the Debentures will be effectively subordinated to existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness.

Sales of Assets

After the closing of the Merger, the Parent may direct the Company to make significant changes to its business operations and strategy, including with respect to, among other things, store openings and closings, new product and service offerings, sales of real estate and other assets, employee headcount levels and initiatives to reduce cost and expenses. Future business operations of the Company may not remain broadly in line with its existing operations and significant real estate and other assets may be sold. It is possible that a significant potion of the Company’s assets may be encumbered to support financings arranged by the Parent to fund the acquisition of the Company or its future operations. For example, the Parent is investigating the possibility that, at or after the closing of the Merger, about $0.9 billion to $1.1 billion of the $2.0 billion of unsecured debt borrowed by certain of the Company’s subsidiaries (including Toys “R” Us-Delaware, Inc. and its domestic subsidiaries but excluding any U.S. holding company of the Company’s international subsidiaries) may be replaced by loans by one or more newly formed subsidiaries to which the domestic real estate not securing any debt (including unencumbered real estate owned by Toys “R” Us-Delaware, Inc.) would be transferred.

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer and in addition to (and not in limitation of) the Company’s rights to extend or amend the Offer, the Company will not be required to accept any Debentures tendered pursuant to the Offer and may terminate, extend or amend the Offer, and the Company may, subject to Rule 14e-1 under the Exchange Act, postpone the acceptance of Debentures so tendered if:

•	the Minimum Tender Condition shall not have been satisfied, or

•	any of the General Conditions (as defined below) shall not have been satisfied on or prior to the Settlement Date.

The “Minimum Tender Condition” shall mean there having been validly tendered and not validly withdrawn not less than a majority in aggregate of principal amount of the Debentures outstanding on or prior to the Expiration Time.

For purposes of the foregoing provisions, the “General Conditions” shall be the following conditions:

(i) there shall not have been instituted or threatened or be pending any action or proceeding before or by any court or governmental regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer or the purchase of the Debentures pursuant to the Offer, or that otherwise relates to the Offer, that is, or is reasonably likely to be, in the sole judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries or would or might prohibit, prevent, restrict or delay consummation of the Offer;

(ii) there shall not have occurred or be likely to occur any event affecting the business or financial affairs of the Company that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits of the Offer to the Company, or otherwise result in the consummation of the Offer not being or reasonably likely not being in the best interests of the Company;

(iii) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay the consummation of the Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company or its subsidiaries;

(iv) the Company shall have obtained all consents, approvals, waivers or amendments from third parties necessary to permit the consummation of the Offer;

(v) the Trustee shall not have objected in any respect to, or taken any action that, in the sole judgment of the Company, could adversely affect the consummation of the Offer or the Company’s ability to cause the proposed Amendments to become operative, and no person shall have taken any action that challenges the validity or effectiveness of the Supplemental Indenture or the procedures used by the Company, in soliciting the Consents to the proposed Amendments (including the form thereof) or in making the Offer or the acceptance of, or payment for, any of the Debentures or the Consents; or

(vi) there shall not have occurred (a) any general suspension of, shortening of hours for, or limitation on prices for trading in securities on the New York Stock Exchange or in the over-the-counter market (whether or not mandatory), (b) any significant adverse change in the price of the Debentures or in the United States securities or financial markets, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities or other national or international crisis, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any significant change in United States currency exchange rates or a suspension of, or limitation on, the markets thereof (whether or not mandatory), (h) any significant adverse change in United States securities or financial markets generally or (i) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The conditions to the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances giving rise to such conditions or may be waived by the Company, in whole or in part, at any time and from time to time, in its sole discretion, whether or not any other condition of the Offer is also waived. Any determination by the Company concerning the events described in this section shall be final and binding upon all persons. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer and applicable law, the Company will accept for payment all Debentures that are validly tendered and not validly withdrawn pursuant to the Offer. For purposes of the Offer, the Company will be deemed to have accepted for payment tendered Debentures that have not been validly withdrawn if, as and when the Company gives oral or written notice to the Depositary of its acceptance for payment of such Debentures. Payment for Debentures will be made by the Company in immediately available funds by deposit with the Depositary (which will act as agent for the tendering Holders for the purpose of receiving payment from the Company and transmitting the specified payment to tendering Holders through DTC) on the Settlement Date of the aggregate purchase price of such Debentures accepted for purchase. It is expected that, in accordance with DTC’s standard procedures, DTC will transmit the aggregate purchase price in immediately available funds to each of its participant financial institutions holding the Debentures accepted for purchase on behalf of the Holders for delivery to the Holders. Under no circumstances will any additional interest be payable by the Company because of any delay in the transmission of funds from DTC to its participants or by DTC participants to the tendering Holders. The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for the Debentures in order to comply, in whole or in part, with any applicable law.

Tenders of Debentures and delivery of Consents pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof. If, for any reason, acceptance for purchase of, or payment for, validly tendered Debentures that have not been validly withdrawn and validly delivered Consents pursuant to the Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Debentures that have not been validly withdrawn or validly delivered Consents pursuant to the Offer, then the Depositary may, nevertheless, on behalf of the Company, retain tendered Debentures and delivered Consents, without prejudice to the rights of the Company described under “Extension, Amendment and Termination,” “Conditions to the Offer” and “Withdrawal of Tenders (and Revocation of Consents)” (subject to Rule 14e-1(c) under the Exchange Act).

The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more affiliates, the right to purchase Debentures tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment of the Total Consideration or Tender Offer Consideration, as the case may be, for Debentures validly tendered (and not validly withdrawn) and accepted for payment pursuant to the Offer.

EXTENSION, AMENDMENT AND TERMINATION

The Company expressly reserves the right, at any time or from time to time, regardless of whether or not the conditions set forth in “Conditions to the Offer” shall have been satisfied, subject to applicable law:

•	to extend the Consent Payment Deadline or Expiration Time and retain any Debentures that have been tendered pursuant to the Offer;

•	to waive any Condition to the Offer and accept all Debentures previously tendered for purchase pursuant to the Offer;

•	to amend the Offer in any respect; or

•	to terminate the Offer prior to the Expiration Time therefor and return the Debentures tendered pursuant thereto;

in each case, by giving written notice of such extension, amendment or termination to the Depositary. If the Tender Offer Consideration is modified, the related Offer will be extended to the extent necessary to permit it to remain open for at least 10 business days from the date that notice of such modification is first published or sent or given to Holders of Debentures. Any waiver, amendment or modification of the Offer will apply to all Debentures tendered pursuant to such Offer or Consents delivered pursuant to such Offer. If the Company makes a material change in the terms of the Offer or the information concerning the Offer in a manner determined by the Company in its sole discretion, to constitute a material adverse change to the Holders of Debentures, the Company will disseminate additional material in respect of the Offer and will extend the Offer, to the extent required by law.

There can be no assurance that the Company will exercise its right to extend the Consent Payment Deadline or Expiration Time. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension of the Expiration Time, to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. Without limiting the manner in which the Company may choose to make any public announcement, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release.

THE AMENDMENTS

A Holder validly tendering Debentures that are not validly withdrawn before execution of the Supplemental Indenture will, by tendering such Debentures, be consenting to the proposed Amendments described below to the Indenture.

The Amendments will, among other things, eliminate the Company’s and Toys “R” Us-Delaware, Inc.’s obligations to comply with substantially all of the “restrictive covenants” contained in the Indenture.

The Amendments will, in substance:

•	eliminate Section 1006 (Limitations on Liens) and Section 1007 (Limitations on Sale and Leaseback Transactions),

•	change Article Eight (Consolidation, Merger, Conveyance, or Transfer) so that it continues to restrict the ability of the Company but no longer restricts the ability of Toys “R” Us-Delaware, Inc. to transfer its assets substantially as an entirety to any other person without such person assuming the obligations under the Debentures or the Indenture), and

•	eliminate all “Events of Default” (as defined in the Indenture) other than the failure to pay principal, premium or interest on the Debentures or bankruptcy events.

Certain definitions in the Indenture (Section 101) also will be added, amended, modified or deleted, as appropriate, and certain provisions of the Indenture will be modified to make changes consistent with the foregoing.

The Amendments to the Indenture constitute a single proposal and a consenting Holder must consent to the Amendments as an entirety and may not consent selectively with respect to certain of the Amendments.

The Amendments to the Indenture will be set forth in a Supplemental Indenture that will be executed by the Company, Toys “R” Us-Delaware, Inc. and the Trustee promptly following receipt of the Requisite Consents relating to the Debentures. However, the Supplemental Indenture will provide that the Amendments will not become operative unless and until all Debentures that are validly tendered and not withdrawn are accepted for payment pursuant to the Offer. If the Amendments to the Indenture become operative, the Holders of Debentures will be bound thereby. If Debentures are not accepted for payment pursuant to the Offer (or if the Requisite Consents are not obtained), the Amendments to the Indenture will not become operative.

The foregoing is qualified in its entirety by reference to the Indenture and the form of Supplemental Indenture, copies of which can be obtained without charge from the Information Agent.

AVAILABLE INFORMATION

The Company files reports and other information with the SEC. These reports and other information can be read and copied at the SEC’s public reference facilities, 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxies and other information regarding registrants that file electronically with the SEC, and certain of the Company’s filings are available at such website. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION BY REFERENCE

The Company incorporates by reference the following documents:

•	its Annual Report on Form 10-K for the year ended January 29, 2005;

•	the section entitled “The Merger—Litigation” in its Definitive Proxy Statement on Schedule 14A dated May 23, 2005; and

•	its Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 14, February 18, March 22, March 24, April 4, April 7, April 14, May 10 and May 18 of 2005 (except in each case for information reported on Items 9, 12 or 2.02 thereof).

All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and prior to the termination or expiration of the Offer made hereby shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Purchase, shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain “forward-looking” statements. All statements in this Offer to Purchase and in the incorporated documents that are not historical facts, including statements about the Company’s beliefs or expectations, are forward-looking statements. The Company generally identifies these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “forsee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, the Company’s strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, the Merger, the effects of this Offer, the Company’s capital structure, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, the timing and receipt of approvals for the merger, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in this Offer to Purchase and in our reports and documents filed with the Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made; however, the Company cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences that may be relevant to Holders of Debentures if the Offer is completed as described herein. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative rulings and judicial decisions as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations, possibly on a retroactive basis. There is no authority directly addressing the United Stated federal income tax consequences of the receipt of the Consent Payment, Tender Offer Consideration or the Amendments described herein. The Company has not sought any ruling from the Internal Revenue Service (the “IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance the IRS will agree with such statements and conclusions.

This summary assumes the Debentures are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address the effect of U.S. federal estate tax or of the laws of any foreign, state or local jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a Holder’s particular circumstances or to Holders that may be subject to special tax rules, including, without limitation:

•	U.S. Holders (as such term is defined below) subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	tax-exempt organizations;

•	non-U.S. Holders (as such term is defined below) who are “controlled foreign corporations,” “passive foreign investment companies” or U.S. expatriates;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	persons holding the Debentures as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell the Debentures under the constructive sale provisions of the Code; or

•	persons holding an interest in any pass through entity that holds Debentures.

For purposes of this discussion, a “U.S. Holder” is a Holder of Debentures that for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any political subdivision of the United States or the District of Columbia;

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (X) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (Y) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The term “non-U.S. Holder” means a holder of Debentures (other than a partnership) that is not a U.S. Holder.

In the case of a Holder of Debentures that is classified as a partnership for U.S. federal income tax purposes, the tax consequences of the Offer to Purchase to a partner of the partnership generally will depend upon the tax status of the partner and the activities of the partnership. If you are a partner of a partnership holding Debentures, then you should consult your own tax advisors.

THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE FOR ANY PARTICULAR HOLDER. HOLDERS OF DEBENTURES ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

Sales of Debentures. Subject to the discussion below of the possible treatment of the Consent Payments as separate consideration for the U.S. Holder’s consent to the Amendments, a U.S. Holder receiving cash in exchange for Debentures pursuant to the Offer to Purchase will recognize capital gain or loss in an amount equal to the difference between the amount of cash received as the Tender Offer Consideration (other than amounts received attributable to accrued interest not yet included in income, discussed below) and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale. A U.S. Holder’s adjusted tax basis in a Debenture generally will equal the cost of the Debenture to such U.S. Holder, increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any payments received on the Debentures, other than payments of stated interest, and by any amortizable bond premium (the excess of a U.S. Holder’s initial tax basis in the Debentures over the principal amount payable at maturity) which the U.S. Holder has previously deducted from income. Subject to the market discount and bond premium rules discussed below, such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the Debentures have been held for more than one year. For certain non-corporate U.S. Holders (including individuals) net long-term capital gain, if in excess of net short-term capital losses, will be subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code. Any cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary income.

Market Discount. An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased the Debentures at a “market discount.” In general, a U.S. Holder is considered to have acquired a debt instrument with “market discount” if the holder’s adjusted tax basis in the debt instrument is less than the sum of all remaining payments to be made on the debt instrument (other than payments of “qualified stated interest”) by at least a de minimis amount. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of a Debenture having market discount will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while that Debenture was held by the U.S. Holder. Gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Bond Premium. If a U.S. Holder purchased a Debenture other than at its initial issuance for an amount in excess of the principal amount (or, if applicable, its earlier call price), the Debenture has bond premium equal to the excess of the cost of the Debenture to the U.S. Holder over the amount payable at maturity (or, if applicable, its earlier call price). If the U.S. Holder has elected to amortize bond premium over the term of the Debenture, as mentioned previously, the amortized bond premium reduces the U.S. Holder’s adjusted tax basis in the Debenture. Any remaining unamortized bond premium at the time of the exchange may be deductible as an ordinary loss.

Consent Payment. The law is unclear with respect to the U.S. federal income tax consequences of a U.S. Holder’s receipt of a Consent Payment. The receipt of a Consent Payment by a U.S. Holder may be treated for U.S. federal income tax purposes either as (a) additional consideration in exchange for the Debentures, in which case such amount would be taken into account in determining the amount of gain or loss on the exchange or (b) separate consideration for consenting to the Amendments, in which case such amount would constitute ordinary income to the U.S. Holder. The Company intends to treat the Consent Payment as additional consideration received in exchange for the tendered Debentures. There can be no assurance, however, that the IRS will not attempt to treat the receipt of consent payments as the receipt of separate consideration for the consent to the Amendments. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of a Consent Payment.

Non-Tendering U.S. Holders. Generally, the modification of a debt instrument will be treated, for U.S. federal income tax purposes, as a “deemed” exchange of an old debt instrument for a new debt instrument if such modification is “significant” within the meaning of the Treasury regulations promulgated under Section 1001 of the Code (the “Regulations”). Under the Regulations, the modification of a debt instrument is a “significant” modification which will create a deemed exchange if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights that are altered and the degree to which they are altered are “economically significant.” In the case of the adoption of the Amendments, although the issue is not free from doubt, the Company intends to take the position that the adoption of such amendments does not constitute a “significant modification” of the terms of the Debentures for U.S. federal income tax purposes. In such case, a U.S. Holder who does not tender its Debentures pursuant to the Tender Offer would not recognize any gain or loss for U.S. federal income tax purposes as a result of the adoption of the Amendments, and such Holder would continue to have the same tax basis and holding period with respect to the Debentures as it had before the adoption of the Amendments.

If the adoption of the Amendments were treated as a significant modification of the terms of the Debentures, however, a non-tendering U.S. Holder would be treated as having exchanged its “old” Debentures for “new” Debentures for U.S. federal income tax purposes. If both the “old” Debentures and the “new” Debentures are treated as “securities” within the meaning of Section 354 of the Code, such deemed exchange could be treated as a tax-free recapitalization, in which case such non-tendering Holder would not recognize any gain or loss. If the “old” Debentures or “new” Debentures were not treated as “securities” for U.S. federal income tax purposes, a non-tendering U.S. Holder would recognize interest income, market discount, gain, or loss to the extent and subject to the conditions discussed above, as applicable, with respect to the sale of a Debenture, treating the issue price (as described below) of the “new” Debentures as the amount received. In such case, the non-tendering Holder’s holding period in the “new” Debentures would begin the day after the effective date of the Amendments and such non-tendering Holder’s basis in the “new” Debentures will equal the issue price thereof.

In the case of a deemed exchange, if neither the “old” Debentures nor the “new” Debentures deemed exchanged therefor are traded on an established securities market (for purposes of the original issue discount provisions of the Code), the issue price of such “new” Debentures should equal their stated principal amount. If either the “old” Debentures or the “new” Debentures are so traded, the issue price of the “new” Debentures would equal the fair market value of the publicly traded Debentures as of the date the “new” Debentures are deemed to be issued. In any such case, the “new” Debentures may be issued with original issue discount if their stated redemption price at maturity exceeds their issue price, or, alternatively, may be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the adjusted tax basis of the “new” Debentures exceeds the amount payable at maturity. Except where it falls under a statutory de minimis rule, any original issue discount would be required to be included in the income of the Holders of the “new” Debentures on a constant yield interest basis over the term of the “new” Debentures and in advance of cash payments attributable to such income. Non-tendering U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax treatment of the adoption of the Amendments and the resulting tax consequences to them.

Non-U.S. Holders

Sales of Debentures. A non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption or other taxable disposition of the Debentures unless (i) the gain is effectively connected with a U.S. trade or business of the non-U.S. Holder (and if a treaty applies, the gain is generally attributable to a U.S. permanent establishment maintained by such non-U.S. Holder) or (ii) in the case of a non-U.S. Holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition and certain other requirements are met.

An individual Non-U.S. Holder described in clause (i) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses (even though the individual is not considered a resident of the United States). An individual Non-U.S. Holder described in clause (ii) above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. If a Non-U.S. Holder that is a foreign corporation falls under clause (ii) above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Consent Payment. Under current United States federal income tax law, there is some uncertainty regarding whether amounts paid in respect of the Consent Payment would constitute a separate fee taxable as ordinary income to the recipient rather than additional consideration for the Debentures, and whether the receipt of the Consent Payment by a Non-U.S. Holder is subject to United States federal withholding tax. Accordingly, the Company intends to deduct United States federal withholding tax at a 30% rate from any Consent Payment that is made to a Non-U.S. Holder, unless such Holder submits, along with the Consent, either (i) an IRS Form W-8BEN certifying eligibility for a reduction in the rate of withholding with respect to an “Other Income” (or similar) provision of an applicable income tax treaty or (ii) an IRS Form W-8ECI certifying that the income from the Consent Payment is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, thus, subject to United States federal income tax on a net basis in a manner similar to that applicable to U.S. Holders, as described above). See “— Information Reporting and Backup Withholding” below. Non-U.S. Holders of Debentures should consult their own tax advisors regarding the availability of a credit or refund of such withholding tax.

Non-Tendering Non-U.S. Holders. If the Amendments become effective, it is possible that the non-tendering Non-U.S. Holders may be treated as recognizing income or gain for United States federal income tax purposes as a result of a “deemed” exchange of their Debentures. (See “—U.S. Holders —Non-Tendering U.S. Holders” above.) In such event, the discussion of the treatment of tendering Non-U.S. Holders in “Non-U.S. Holders,” above, shall apply to any gain, subject to potential treatment as a tax-free recapitalization, as described in “—U.S. Holders —Non-Tendering U.S. Holders.” Any amounts attributable to interest may be subject to United States federal income withholding tax unless certain conditions are satisfied and the Non-U.S. Holder provides an applicable IRS Form W-8, or an appropriate substitute form, to certify as to its non-U.S. status. Non-tendering, Non-U.S. Holders should consult their tax advisors.

Information Reporting and Backup Withholding

A U.S. Holder whose Debentures are tendered and accepted for payment by the Company will be subject to certain information reporting requirements (unless the holder is a corporation or other exempt person). In addition, a U.S. Holder may be subject to backup withholding with respect to the Tender Offer Consideration and any Consent Payments unless such U.S. Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii)(a) provides its correct taxpayer identification number (which, in the case of an individual, is his or her social security number), (b) certifies that it is not currently subject to backup withholding and (c) otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder can satisfy these requirements by completing and submitting an IRS Form W-9 (as instructed by the relevant broker). A U.S. Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS.

In general, a Non-U.S. Holder will not be subject to information reporting or backup withholding with respect to the Tender Offer Consideration and any Consent Payments, provided (i) such Non-U.S. Holder provides an applicable Form W-8, or appropriate substitute form, certifying as to its non-United States status, and the Company does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or (ii) the Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder’s United States federal income tax liability and, if withholding results in an overpayment of tax, such holder may be entitled to a refund, provided that the requisite information is furnished to the IRS.

DEALER MANAGER, SOLICITATION AGENT, INFORMATION AGENT, DEPOSITARY

The Company has retained Credit Suisse First Boston to act as Dealer Manager (the “Dealer Manager”) and Solicitation Agent (the “Solicitation Agent”), Georgeson Shareholder Communications Inc. to act as Information Agent (the “Information Agent”), and The Bank of New York to act as Depositary for the Offer relating to the Debentures (the “Depositary”). The Company has agreed to pay the Information Agent and the Depositary customary fees for their services in connection with the Offer to Purchase. The Company has also agreed to reimburse the Dealer Manager, Information Agent and Depositary for their out-of-pocket expenses (including, with respect to the Dealer Manager, the reasonable fees and expenses of their counsel) and to indemnify the Dealer Manager against certain liabilities, including liabilities under federal securities laws.

Tendering Holders will not be obligated to pay brokerage fees or expenses of the Dealer Manager, the Solicitation Agent, the Information Agent, the Depositary or DTC. If you hold Debentures through a broker or bank that is not the Dealer Manager, however, you should ask your broker or bank if you will be charged a fee.

The Dealer Manager and Solicitation Agent, in the ordinary course of its business, makes markets in securities of the Company, including the Debentures. As a result, from time to time, the Dealer Manager may own certain of the Company’s securities, including the Debentures. In addition, the Dealer Manager and their respective affiliates have performed, currently perform or may in the future perform various investment banking, commercial lending and financial advisory services for the Company, including in connection with the Transactions, for which they receive customary compensation.

None of the Dealer Manager, the Solicitation Agent, the Information Agent or the Depositary assume any responsibility for the accuracy or completeness of the information concerning the Company or its affiliates or the Debentures contained in this Offer to Purchase or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of such information.

Any questions or requests for assistance or for additional copies of this Offer to Purchase or related documents may be directed to the Information Agent at its telephone number set forth below. A Holder may also contact the Dealer Manager and Solicitation Agent at the telephone numbers set forth on the back cover of this Offer to Purchase or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer to Purchase.

MISCELLANEOUS

The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law or seek to have such laws declared inapplicable to this Offer. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders of Debentures be accepted from or on behalf of) the owners of Debentures residing in such jurisdiction.

The Company’s directors, officers and regular employees (who will not be specifically compensated for such services) and the Dealer Manager may contact Holders by mail, telephone, telex, telegram messages, electronic mail, mailgram messages, datagram messages and personal interviews regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, such information or representation may not be relied upon as having been authorized by the Company or the Dealer Manager.

The Depositary for the Offer is:

The Bank of New York

By Overnight Courier, by Hand or by Regular Mail:

101 Barclay Street, 7 East

New York, New York 10286

Attention: Corporate Trust Reorganization Unit

Mr. Kin Lau

By Facsimile Transmission:

(212) 298-1915

Confirm Facsimile Transmission by Telephone:

(212) 815-3750

Any questions or requests for assistance may be directed to the Dealer Manager at the address and telephone numbers set forth below. Additional copies of this Offer to Purchase may be obtained from the Information Agent at the address and telephone numbers set forth below. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor

New York, New York 10004

800-561-4106 (toll free)

Banks and brokers call:

(212) 440-9800

The Dealer Manager for the Offer and Solicitation Agent for

the Solicitation is:

Credit Suisse First Boston LLC

Eleven Madison Avenue

New York, NY 10010-3629

Call (toll free): (800) 820-1653